Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of FlowStone Opportunity Fund of our report dated February 26, 2019, relating to the financial statements of FlowStone Opportunity Fund (formerly known as Cresset Private Markets Opportunity Fund), which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
April 10, 2019